Exhibit 99.1

Media Contact:	Investor Contact:
Scott Public Relations	PondelWilkinson
Elaine Murphy	Evan Pondel
818.610.0270	310.279.5980
elaine@scottpublicrelations.com	epondel@pondel.com

IPC The Hospitalist Company Names

Kerry Weiner, M.D. Chief Medical Officer

Also designates Thomas Cooper, M.D. as board’s lead director

North Hollywood, Calif., March 6, 2013 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national physician group practice company, announced today that Kerry Weiner, M.D., has been appointed Chief Medical Officer. In his role, Dr. Weiner is responsible for the ongoing development of leadership skills for IPC’s 1,400 hospitalists. He is also responsible for IPC’s continuing efforts to improve the quality and efficiency of the 350 hospitals and 800 post-acute facilities where IPC practices. Dr. Weiner reports to Adam Singer, M.D., IPC’s chairman and CEO.

Previously, Dr. Weiner was IPC’s Chief Clinical Officer, a position he held since joining the Company in March 2011. In that role, Dr. Weiner made significant contributions, including launching the IPC-UCSF Fellowship Program for Hospitalist Leaders and overseeing the rapid expansion of IPC’s continuum of care initiatives.

Prior to joining IPC, Dr. Weiner was Chief Medical Officer for the Lakeside Medical Organization, a multispecialty group of 130 physicians and an IPA of approximately 700 physicians. A co-founder of Lakeside Medical Group, Dr. Weiner served as president of the integrated medical group for fourteen years. He received his medical degree, masters in public health and bachelor’s degree from the University of California, Los Angeles.

“IPC’s practice model, with its focus on effective care transitions, points the way for the future of inpatient care in this new era of healthcare reform,” says Dr. Weiner. “Building strong hospitalists leaders who can execute on clinical quality and cost reduction initiatives further aligns our providers with inpatient facilities across the care continuum.”

Additionally, IPC has appointed Thomas Cooper, M.D., as lead director of the Company’s Board of Directors. Dr. Cooper has served as an IPC director since 2007. He has been a member of the compensation committee and has served as chairman of IPC’s quality committee since June 2008. Dr. Cooper currently serves as lead director for Kindred Healthcare, Inc. and Hanger, Inc.

“Delivering physician leaders to our client facilities is what IPC is known for, and therefore it is imperative to attract the highest caliber physician leaders to our team,” says Dr. Singer. “With Dr. Weiner as CMO and Dr. Cooper as lead director, this sends a clear message to hospitals and post-acute facilities that we are fully committed to delivering excellent physician leaders who truly understand how to align with the goals of the facilities we serve.”

About IPC the Hospitalist Company, Inc.

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice in hospitals or other inpatient facilities, including acute, post-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

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